EXHIBIT INDEX


(h)(3) Agreement and Plan of Reorganization, dated April 8, 2004, between IDS Life Insurance Company, IDS Life Variable Annuity Fund A, IDS Life Variable Annuity Fund B, AXP Variable Portfolio - Select Series, Inc., on behalf of AXP Variable Portfolio - Core Equity Fund, and American Express Financial Corporation.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)(1)   Consent of KPMG LLP, Independent Registered Public Accounting Firm.

(j)(2) Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.